Exhibit 19

TRADING POLICY FOR INNODATA STOCK

Introduction:

As employees and directors of Innodata Inc., a public company, or of an Innodata Inc. affiliate or subsidiary, we have legal and ethical responsibilities. The policies and procedures discussed in this Trading Policy for Innodata Stock (this “Policy”) are designed to (1) provide for the proper handling of material non-public information; (2) prevent violations of laws and regulations prohibiting the misuse of material non-public information; and (3) avoid situations that might create an appearance that material non-public information has been misused.

Legal Restrictions:

Under the Securities Act of 1933, it is illegal for any employee, director, agent, auditor or consultant or any other individuals who act in the name or on behalf of Innodata (each, a “Covered Person”) to buy or sell Innodata stock, puts, calls or other derivatives, whether or not issued by Innodata, or any other type of securities that Innodata may issue, such as preferred stock, convertible debentures and warrants, while in the possession of material non-public information or to pass such information to others who then buy or sell stock.

1.	What is Material Non-Public Information?

“Non-public information” consists of information known within Innodata that has not been widely disseminated to the public. “Material” information is information that a reasonable investor would consider important in deciding to buy, sell, or hold stock or other securities. Material information can be favorable or unfavorable. Some examples of information that could be considered material include:

a.	significant changes in sales volumes, market shares, product pricing or mix of sales
b.	acquisition or loss of a major contract
c.	changes in debt rates or analyst upgrades or downgrades of stock
d.	earnings and dividends
e.	major business acquisitions or dispositions
f.	financial, sales and other significant internal business forecasts
g.	significant changes in accounting treatment, write-offs or effective tax rate
h.	changes in top management
i.	stock split

Note: The above list is intended to be illustrative only and is neither exhaustive nor comprehensive. Whether any particular information could be considered material by a “reasonable” investor depends on the specific circumstances existing at a particular point of time. A major factor in determining whether any information is material is the known, or potential, impact of that information on the company’s financial condition, results of operations, or liquidity. Even though information in a Covered Person’s possession may come within the scope of one of the topics listed above, the information is not necessarily material. If there is any doubt as to whether non-public information is material, Covered Persons should treat the information as if it were material.

2.	What is Prohibited?
a.	Prohibitions on Trading in Securities of Innodata:

A Covered Person may not purchase or sell Innodata stock, puts, calls or other derivatives, whether or not issued by Innodata, or any other type of securities that Innodata may issue, such as preferred stock, convertible debentures and warrants, while material non-public information is in his or her possession. In addition, it is illegal to pass material non-public information on to others who then trade in Innodata securities. Accordingly, such persons must not:

i.	provide material non-public information to family members, business acquaintances, or friends;
ii.	recommend to anyone that they buy or sell stock while in the possession of material nonpublic information, even if the specific information is not disclosed to that person; or
iii.	disclose material non-public information to any employee who does not need to know the information to do his or her job.

Note: If a Covered Person provides a “tip” to someone who then buys or sells stock, whether or not such Covered Person buys or sells stock, both the “tipper” and the “tippee” can be convicted of insider trading and be subject to the penalties described below. Penalties may apply regardless of whether the tipper derives any benefits from the tippee’s trading activities. For these same reasons, a Covered Person should never discuss material non-public information in public places.

b.

Prohibitions on Trading in Securities of Suppliers or Others Doing Business with Innodata: If a Covered Person obtains material non-public information concerning a supplier or other corporation doing business with the Innodata, the law considers them to be an insider of that supplier or corporation and, therefore, they may not purchase or sell securities of the supplier or corporation, or make trading recommendations to others. If this occurs, the Covered Person may be subject to all the penalties for insider trading described above. Covered Persons must always remember that information which may not be material to them may nevertheless be material to a supplier or other corporation.

c.	Other Prohibitions
i.

Short Sales. Short sales of Innodata’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in Innodata or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve Innodata’s performance. For these reasons, short sales by Covered Persons of Innodata securities are prohibited by this

Policy. In addition, Section 16 of the Securities and Exchange Act of 1934 expressly prohibits executive officers and directors from engaging in short sales.

ii.

Publicly Traded Options. A transaction in publicly-traded options is, in effect, a bet on the short-term movement of Innodata’s stock and therefore creates the appearance that the director or employee is trading based on inside information. Transactions in publiclytraded options also may focus the Covered Person’s attention on short-term performance at the expense of Innodata’s long-term objectives. Accordingly, transactions by Covered Persons in puts, calls or other derivative securities involving Innodata’s common stock, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”)

iii.

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a Covered Person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the common stock. These transactions allow the employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as Innodata’s other shareholders. Therefore, such transactions by Covered Persons involving Innodata’s securities are prohibited by this Policy.

iv.

Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Innodata’s securities, Covered Persons are prohibited from holding Innodata securities in a margin account or pledging Innodata securities as collateral for a loan.

3.	Are There Valid Excuses for Insider Trading?

There are no valid excuses for insider trading. There are no financial hardship exemptions, i.e., down payment for a house, money for college tuition, or medical expenses. There is no exception for small trades. Losing money is not a defense. If the Covered Person has material non-public information they should not trade. If in doubt the Covered Person should not trade. The Covered Person should always assume trading or advice to others will be scrutinized and presume the worst outcome.

4.	Legal Penalties for Insider Trading:

A Covered Person who violates laws and regulations prohibiting the misuse of material non-public information could, as a maximum penalty, be imprisoned for up to twenty years, be fined up to five million dollars ($5,000,000), and/or have to forfeit up to three times the profits gained or losses avoided.

Innodata Policy:

1.	Who is Covered by this Policy?

All employees and directors and auditors, consultants and agents of Innodata Inc. or of an Innodata Inc. affiliate or subsidiary.

2.	When May an Employee or Director Trade?
a.

If a Covered Person does not have material non-public information and is not management or a manager, the employee may trade Innodata stock at any time. Covered Persons possessing nonpublic information must use good judgement to determine whether the non-public information in their possession is material. The mere perception by a Covered Person’s friends or business colleagues that he or she traded on material non-public information could damage Innodata and the Covered Person’s reputation and expose him or her to potentially serious consequences. To avoid the perception of insider trading by others who may have the benefit of hindsight, Covered Persons should be very cautious when deciding whether they are in possession of material nonpublic information.

b.

If a Covered Person who is not management or a manger does not possess material non-public information, but because of the nature of their job they are sensitive to how others might judge their trading in Innodata stock, the safest time to trade in stock is during the “window” period. Even in a “window” period, however, employees cannot trade in stock if they possess material non-public information.

c.

Management, managers and directors must limit their trading to the window period. Even in a “window” period, however, management, managers and directors cannot trade in stock if they possess material non-public information

d.	Subject to the restrictions described herein, the “window” period is as follows:

The Trading Window Opens:	The Trading Window is
Closed as of:

At the open of market on the third trading day following the day of the Q4 earnings conference call	March 21

At the open of market on the third trading day following the day of the Q1 earnings conference call	June 21

At the open of market on the third trading day following the day of the Q2 earnings conference call	September 21

At the open of market on the third trading day following the day of the Q3 earnings conference call	December 21

By way of example, if the earnings conference call is on a Monday, the window will open at the open of market on the following Thursday; and if the earnings conference call is on a Thursday, the window will open at the open of market on the following Tuesday.

e.

Employees and directors possessing material non-public information that becomes known to the investing public must wait until two business days after the date the information has been publicly released before they may buy or sell.

f.	Notwithstanding the above, the Company may close the window for all stock trades at any time that the Company deems it reasonably necessary to comply with SEC regulations.

Additional Restrictions for Directors and Officers Subject to Section 16 of the Exchange Act of 1934:

1.	Directors and officers subject to Section 16 of the Exchange Act of 1934, whether or not in possession of material non-public information:
a.	must obtain pre-clearance from the General Counsel of Innodata prior to engaging in any transaction involving Innodata securities.
b.

are prohibited from purchasing Innodata stock within six months before or after a sale of Innodata stock (regardless of whether the purchase or the sale occurs first). For example: if you buy Innodata stock on January 15 and sell Innodata stock on April 15 it is prohibited. It is also prohibited to sell Innodata stock on January 15 if you have purchased Innodata stock within six months prior to January 15. This prohibition continues to apply post service as a director or officer with respect to purchases and sales of Innodata stock that took place within the six-month period prior to ceasing to be a director or officer.

i.	Stock issued upon the exercise of an option is generally not deemed to be a “purchase” for purposes of Section 16(b) of the Exchange Act.
c.

must comply with the requirements of Rule 144 of the Securities Act of 1933 in connection with sales of Innodata stock. This requirement continues to apply post service as a director or officer for a period of 90 days.

2.	As of the date of release of this Policy, the officers subject to Section 16 of the Exchange Act of 1934 are the CEO, CFO and COO.

Conclusion:

Innodata considers compliance with this Policy to be a matter of utmost importance. Managers are responsible for ensuring that all employees who report to them understand this Policy. This includes any employee who might only remotely come into possession of material non-public information. Violation of this Policy could cause extreme embarrassment, possible legal liability to you and ultimately jeopardize the welfare of Innodata. Employees who violate this Policy will also be subject to disciplinary action, up to and including termination.

Questions:

Employees should direct questions regarding whether they have material non-public information to their manager. Employees may also contact our General Counsel, Amy Agress, with any questions concerning this Policy.

Policy Updated as of August 1, 2022.